Exhibit 99.1

HCP PRICES $300 MILLION OF 3.15% SENIOR UNSECURED NOTES

LONG BEACH, CA — July 18, 2012 — HCP (NYSE:HCP) priced an offering of $300 million of 3.15% senior unsecured notes due 2022.  The offering size was increased in response to investor demand.  The price to the investors was 98.888% of the principal amount of the notes for an effective yield of 3.28%.  The net proceeds of the offering will be approximately $293.7 million, which will be used for general corporate purposes that may include the funding of future acquisitions or investments.

The offering is expected to close on July 23, 2012, subject to customary closing conditions.

Goldman, Sachs & Co., J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, toll free at (866) 471-2526 or at prospectus-ny@ny.email.gs.com; (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179 Attention: High Grade Syndicate Desk, 3rd Floor, or collect at (212) 834-4533; or (iii) Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd, NC0675, Charlotte, North Carolina 28262, toll free at (800) 326-5897 or at cmclientsupport@wellsfargo.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309